GOLDEN PATRIOT, CORP.

1140 Reckson Plaza

Uniondale, N.Y. 11556

June 13, 2006

Trading Symbols:

GPTC--OTCBB

GPU-- Frankfurt Stock Exchange

Golden Patriot Enters Preliminary Discussions on Gold Property with New York Stock Exchange Listed Gold Company

Golden Patriot, Corp. ("GPTC") (OTCBB:GPTC) (Frankfurt:GPU) wishes to announce that it has been approached by a New York Stock Exchange listed gold company on potentially joint venturing one of the gold prospects held by GPTC. The discussions are at the earliest stages and there is no guarantee that a deal with be completed at any time.

Brad Rudman, President of GPTC stated, "Although we are primarily focused on developing the past producing Lucky Boy Uranium Mine, we would be foolish not to explore any avenues with a major gold company if the deal makes sense to us, especially during these times of extremely high historical gold prices."

One of the first uranium properties to go into production in Arizona, the Lucky Boy property has demonstrated open-pittable and heap-leachable characteristics. The property appears to be located in a non-environmentally sensitive area. Exploration and development potential is considered very high.

 Golden Patriot has interests in mineral properties involving uranium and gold mining.  As it stands, Golden Patriot is one of if not the smallest market capitalized company’s that has interests in any present or past producing uranium mines.

To receive timely updates and information on any future developments as they occur please email us at info@goldenpatriotcorp.com.

Contact: Brad Rudman

Tel: 212-760-0500

www.goldenpatriotcorp.com

Disclaimer: This announcement may contain forward-looking statements which involve risks and uncertainties that include, among others, limited operating history, limited access to operating capital, factors detailed in the accuracy of geological and geophysical results including drilling and assay reports; the ability to close the acquisition of mineral exploration properties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More information is included in Golden Patriot, Corp. filings with the Securities and Exchange Commission, and may be accessed through the SEC's web site at http://www.sec.gov.